Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

CleanSpark, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	$800,000,000	N/A	$800,000,000	0.00014760	$118,080	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

	Total Offering Amounts					$800,000,000(1)	0.00014760	$118,080

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$118,080

(1)

Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on the proposed maximum aggregate offering price. Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3ASR (File No. 333-276409) on January 5, 2024 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith. In addition, pursuant to Rule 416 under the Securities Act, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.